State of Delaware
Secretary of State
Division of Corporations
Delivered 08:10 PM 01/25/2011
FILED 07:49 PM 01/25/2011
SRV 110079595 - 2333426 FILE

CERTIFICATE OF AMENDMENT

OF

LAKE ROAD GENERATING COMPANY, L.P.

January 25, 2011

This Amendment to the Certificate of Limited Partnership of Lake Road Generating Company, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of amending the Certificate of Limited Partnership of the Limited Partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code, Title 6, Section 17-101 et seq., as amended from time to time.

1. The name of the Limited Partnership is "Lake Road Generating Company, L.P."

2. Article 3 of the Certificate of Limited Partnership is hereby amended in its entirety to read as follows:

"3. The name and address of the General Partner is:

Lake Road Holdings GP, LLC
100 Constitution Plaza, 10th Floor
Hartford, CT 06103"

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned, the sole General Partner of the Limited Partnership, has caused this Amendment to the Certificate of Limited Partnership to be duly executed as of the date first above written.

LAKE ROAD GENERATING COMPANY, L.P.

By: Lake Road Holdings GP, LLC
Its: General Partner

By: ______________________
Name: Curtis Morgan
Title: President and Chief Executive Officer